Exhibit 5.1

Amsterdam Brussels Luxembourg Dubai Hong Kong London New York

Wright Medical Group N.V. Prins Bernhardplein 200 1097 JB Amsterdam THE NETHERLANDS	Stibbe N.V. Advocaten en notarissen Beethovenplein 10 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 29 August 2018

Wright Medical Group N.V. – Registration Statement on Form S-3 (Commission Reg. No. 333-211115)

Ladies and Gentlemen,

(1)

We have acted as legal counsel to Wright Medical Group N.V. (the ‘’Company’’), with respect to matters of Netherlands law, in connection with the issuance and sale by the Company of 18,248,932 ordinary shares in the capital of the Company, each with a par value of EUR 0.03 (the “Shares”), under the above-referenced registration statement on Form S-3, the prospectus contained therein and the prospectus supplement dated 27 August 2018 relating to the issuance and sale by the Company of the Shares (the “Prospectus Supplement”), all filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

(2)

For the purpose of this opinion, we have examined and exclusively relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the deed of issuance executed by the Company dated 29 August 2018 pursuant to which the Shares have been issued (the “Deed of Issuance”);

(b)	the articles of association (statuten) of the Company as amended on 29 June 2016, which according to the Extract referred to below are the articles of association of the Company as currently in force;

(c)	an extract from the Trade Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

(d)

a copy of the minutes of the annual general meeting of shareholders of the Company held on 18 June 2015, reflecting resolution, inter alia, designating the board of directors of the Company (the “Board of Directors”) as the authorised body to issue ordinary shares in the capital of the Company, to grant rights to acquire ordinary shares of the Company and to exclude the statutory pre-emptive rights (voorkeursrechten) in respect thereof;

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com

(e)

a copy of an extract of the minutes of a meeting of the Board of Directors held on 24 July 2018 reflecting resolutions (i) authorising, inter alia, the offering of the Shares, (ii) to issue such number of ordinary shares in the capital of the Company, determined by the offer size divided by the purchase price per ordinary share to be issued and rounded down to avoid fractional shares, to Cede & Co., as nominee of The Depositary Trust Company, for further credit to the account of the underwriter engaged in the offering, (iii) to exclude the pre-emptive rights with respect to the ordinary shares to be issued in the offering, (iv) that the offer size will be US$ 450,000,000 or such lower amount as resolved by the Strategic Transactions Committee of the Board of Directors (the “Committee”), (v) that the purchase price will be equal to at least 85% of the closing price of the ordinary shares on the Nasdaq Global Select Market on the day of pricing of the offering, and (v) that the Committee is authorized (a) to determine the offer size within the parameters set by the Board of Directors, (b) to set the date of pricing of the offering and determine the discount on the closing price of the ordinary shares on the Nasdaq Global Select Market on the day of pricing of the offering within the parameters set by the Board of Directors, and (c) to approve and authorize the terms and execution of the underwriting agreement with respect to the offering, subject to the parameters set by the Board of Directors; and

(f)

a copy of an extract of the minutes of a meeting of the Committee held on 21 August 2018 reflecting resolutions, inter alia, (i) determining the offer size and (ii) setting the date of pricing and determining the discount on the closing price of the ordinary shares on the Nasdaq Global Select Market.

(3)	The minutes under (2)(d) - (2)(f) (inclusive) are hereinafter referred to as the “Resolutions”.

References in this opinion to Acts are references to Acts of the Netherlands, as amended. In this opinion, “the Netherlands” refers to the European part of the Kingdom of the Netherlands.

(4)	In rendering this opinion we have assumed:

(a)

the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)

that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Company;

(c)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof;

(d)	that the Shares have been subscribed for and accepted by the subscribers for them; and

(e)

that in the event that all or some of the Shares have been or will be offered in the Netherlands this will be done only in compliance and in accordance with the Financial Supervision Act and the regulations promulgated therefrom.

(5)	This opinion is limited to matters of the laws of the Netherlands in effect on the date of this opinion.

(6)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, we are as at the date hereof of the opinion:

(a)

the Shares have been duly authorised and validly issued by the Company and will, upon payment of the subscription price in accordance with the provisions of the articles of association of Company and the Deed of Issuance, be fully paid and non-assessable.

(7)	The term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors.

(8)	This opinion and any issue arising under this opinion will be governed by the laws of the Netherlands.

(9)

We consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the offering of the Shares and to the reference to this firm therein and in the Prospectus Supplement under the caption “Legal Matters”. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Stibbe N.V.

/s/ Manon Cremers	/s/ Allard Metzelaar
Manon Cremers	Allard Metzelaar

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